PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 5, 1998)

                             TRIARC COMPANIES, INC.
                  $360,000,000 PRINCIPAL AMOUNT AT MATURITY OF
          ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES DUE 2018 AND
      SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THESE DEBENTURES

                           ------------------------
     This Prospectus Supplement, together with the Prospectus, is to be used by certain holders of the securities referred to above or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the securities referred to above. The last reported sale price of the Common Stock on the New York Stock Exchange on October 20, 1999 was $19 15/16 per share.

     This Prospectus Supplement supplements the Prospectus dated June 5, 1998 relating to the offer for resale of up to $360,000,000 aggregate principal amount at maturity of Triarc Companies, Inc.'s Zero Coupon Convertible Subordinated Debentures due 2018 and the shares of Common Stock issuable upon conversion of these Debentures to include the following table under the heading 'Selling Securityholders' on page 52:

                               SELLING SECURITYHOLDERS

                                                   PRINCIPAL AMOUNT                   NUMBER OF SHARES
                                                    AT MATURITY OF     PERCENTAGE     OF COMMON STOCK
                                                      DEBENTURES           OF        BENEFICIALLY OWNED
                                                  BENEFICIALLY OWNED   DEBENTURES       AND OFFERED
 SELLING SECURITYHOLDER                           AND OFFERED HEREBY   OUTSTANDING      HEREBY(1)(2)
 ----------------------                           ------------------   -----------      ------------
AAM/Zazove Institutional Income Fund, L.P.......     $ 5,800,000           1.6             54,897
Argent Classic  Convertible Arbitrage
  Fund (Bermuda) L.P............................      25,000,000           6.9            236,625
Century National Insurance Company(3)...........       2,700,000            *              25,555
Chrysler Corporation Master Retirement
  Trust(3)......................................       6,045,000           1.7             57,215
Chrysler Insurance Company - Total Return.......         150,000            *               1,419
Fort Dearborn Life Insurance Company............         600,000            *               5,679
JMG Convertible Investments, L.P. ..............       2,500,000            *              23,662
National Union Fire Insurance Company of
  Pittsburgh(3).................................       5,500,000           1.5             52,057
OCM Convertible Trust(3)........................       4,850,000           1.3             45,905
Partner Reinsurance Company Ltd.(3).............         870,000            *               8,234
SoundShore Holdings Ltd.........................      10,600,000           2.9            100,329
State Employees' Retirement Fund of the
  State of Delaware(3)..........................       1,930,000            *              18,267
State of Connecticut Combined Investment
  Funds(3)......................................       8,090,000           2.2             76,571
Triton Capital Investments, LTD.................       2,500,000            *              23,662
United National Insurance Company(3)............       4,400,000           1.2             41,646
Vanguard Convertible Securities Fund, Inc.(3)...       5,390,000           1.5             51,016
Zazove Convertible Fund, L.P.(3)................       6,450,000           1.8             61,049

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* Less than 1.0%.

(1) Represents shares of Common Stock issuable upon conversion of the Debentures.

(2) Assumes a conversion rate of 9.465 shares per $1,000 principal amount at maturity and a cash payment in lieu of any fractional share interest, which conversion rate is subject to adjustment as described under 'Description of Debentures -- Conversion of Debentures.' Accordingly, the number of shares of Common Stock issuable upon conversion of the Debentures may increase or decrease from time to time. Under the terms of the Indenture, the Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures and, in lieu thereof, will pay cash.

(3) In addition to the Debentures shown as being beneficially owned and offered hereby, the following entities also own registered Debentures that are not being sold hereunder: Century National Insurance Company ($2,760,000), Chrysler Corporation Master Retirement Trust ($1,770,000), National Union Fire Insurance Company of Pittsburgh ($6,850,000), OCM Convertible Trust ($110,000), Partner Reinsurance Company Ltd. ($210,000), State of Connecticut Combined Investment Funds ($3,615,000), State Employees' Retirement Fund of the State of Delaware ($1,245,000), United National Insurance Company ($1,000,000), Vanguard Convertible Securities Fund, Inc. ($170,000) and Zazove Convertible Fund, L.P. ($550,000).
                            ------------------------
     INVESTING IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 14 OF THE ACCOMPANYING PROSPECTUS.
                            ------------------------
   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF
     THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

             THIS PROSPECTUS SUPPLEMENT IS DATED OCTOBER 21, 1999.